Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of May 31, 2017, by and between Two River Bancorp (“TRB”), a corporation organized under the laws of the State of New Jersey which serves as a bank holding company, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; Two River Community Bank (“TRCB” or “Employer”), a banking corporation organized under the laws of the State of New Jersey which is a wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; and William D. Moss (“Executive”), whose business address is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.

WHEREAS, TRB, Employer and Executive entered into an Employment Agreement (the “Agreement”) dated June 1, 2016; and

WHEREAS, TRB, Employer and Executive wish to amend the death benefit provisions of the Employment Agreement.

NOW, THEREFORE, TRB, Employer and Executive, in consideration of the mutual promises set forth in this Amendment, which the parties acknowledge to be sufficient, agree as follows:

1. Section 8 of the Agreement is amended to read as follows:

8.     Death Benefits. Upon the Executive’s death during the term of this Agreement, (i) Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, Employer, and (ii) Employer shall, within sixty days of Executive's death, pay to Executive's designated beneficiary a single lump sum payment in an amount equal to Executive's Base Compensation as of the date of Executive's death; PROVIDED, HOWEVER, that if either (i) at the time of Executive’s death facts which constituted “Good Reason” within the meaning of Section 1b. of this Agreement existed, which facts would have allowed for Employee’s resignation with Good Reason under Section 9 of this Agreement had Executive not died, or (ii) Employer had, prior to Executive’s death, given Executive notice of Executive’s termination without Cause as required by the first full paragraph of Section 9 of this Agreement, then Executive’s death shall be conclusively deemed to be a termination without Cause and Executive’s estate shall be paid the full amount determined by application of Section 9 of this Agreement (in lieu of the payment under Section (8(ii) above) on that date which is sixty (60) days after Executive’s death, but only upon the execution and delivery by Executive’s representative(s) of a binding release which is satisfactory in enforceability, form and substance to Employer and Employer’s counsel.

IN WITNESS WHEREOF, and intending to be mutually bound, TRB and TRCB have caused this Amendment to Employment Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ Bernice E. Kotza	/s/ William D. Moss
William D. Moss, individually

ATTEST:	TWO RIVER BANCORP

/s/ Bernice E. Kotza	By:	/s/ Frank J. Patock, Jr.
Bernice E. Kotza		Frank J. Patock, Jr.
Assistant Corporate Secretary		Chairman

ATTEST:	TWO RIVER COMMUNITY BANK

/s/ Bernice E. Kotza	By:	/s/ Frank J. Patock, Jr.
Bernice E. Kotza		Frank J. Patock, Jr.
Assistant Corporate Secretary		Chairman